Exhibit 99.1

Apollo Global Management Expands its Senior Loan Management Business with the Acquisition of

Gulf Stream Asset Management

—Adds 10 CLOs with over $3 billion of Assets Under Management increasing Apollo’s

Capital Markets Assets Under Management to $27 billion —

New York, NY. July 8, 2011 — Apollo Global Management, LLC (NYSE: APO) and its subsidiaries (collectively “Apollo”) today announced that it has agreed to acquire Gulf Stream Asset Management (“Gulf Stream”), which currently manages 10 Collateralized Loan Obligations (CLOs) with more than $3 billion in assets under management.

The transaction is consistent with Apollo’s strategy to broaden its existing traditional fixed income business and, upon closing, is expected to bring the assets under management of Apollo’s capital markets business to approximately $27 billion.1 Apollo’s senior loan business is expected to exceed $14 billion upon closing of the transaction. Terms of the transaction were not disclosed. The transaction is expected to close during the third quarter of 2011.

James Zelter, Managing Director of Apollo Global Management’s Capital Markets Business, said, “This transaction is a strategic extension of our CLO franchise and we believe strengthens our position as a leader among the new breed of loan managers.” Mr. Zelter added, “We believe that scale is essential in our industry and, following our recent IPO for the Apollo Senior Floating Rate Fund and in closing several new CLO transactions over the past year, we are looking forward to working with members of the Gulf Stream team. We believe this transaction further solidifies our position as one of the largest loan managers in the world and expands the depth and diversity of our product offerings.”

Mark Mahoney, Founder & President of Gulf Stream Asset Management, will be joining Apollo as a Partner. Mr. Mahoney said, “As we continue to observe the consolidation of credit managers, we believe that our investors will benefit from Apollo’s leading global integrated investment platform and its credit and capital markets expertise. We believe the depth of Apollo’s global asset management business and its focus on seeking to maximize investors’ returns while protecting their capital will serve Gulf Stream’s existing investors well. I am also excited to be joining the Apollo team and working to continue to grow Apollo’s senior loan business.”

[1]	Apollo’s assets under management as of March 31, 2011 pro-forma for Gulf Stream assets under management.

About Apollo Global Management

Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of $70 billion as of March 31, 2011, in private equity, credit-oriented capital markets and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

About Gulf Stream Asset Management

Founded in 2002 by established professionals with extensive experience in debt capital markets, leveraged and structured finance, Gulf Stream is a leading asset manager primarily focused on the U.S. corporate credit markets for premier global institutional investors. Gulf Stream presently manages over $3 billion of corporate credit assets in 10 investment funds. The company is headquartered in Charlotte, N.C. with a corporate office in New York, NY.

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Contacts

For investor inquiries regarding Apollo Global Management, please contact:

Apollo Global Management, LLC

Gary M. Stein, 212-822-0467

Head of Corporate Communications

gstein@apollolp.com

or

Patrick Parmentier, CPA, 212-822-0472

Investor Relations Manager

pparmentier@apollolp.com

or

For media inquiries regarding Apollo, please contact:

Rubenstein Associates, Inc. for Apollo Global Management, LLC

Charles Zehren, 212-843-8590

czehren@rubenstein.com

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